Exhibit 3.1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WISE METALS GROUP LLC

A Delaware Limited Liability Company

dated as of May 25, 2004

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TABLE OF CONTENTS

		Page
9.13	Binding Effect	51
9.14	Severability	51
9.15	Confidentiality	51
9.16	Counterparts	52

EXHIBIT A

    Capital Accounts and Percentage Interests of Members

    Percentage Interests of Economic Interest Holders

EXHIBIT B

    Management Board Members

    Officers

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Exhibit 3.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF WISE METALS GROUP LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may from time to time be amended, modified or restated, this “Agreement”) of Wise Metals Group LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 20th day of September, 2004 by and among Silver Knot, LLC, a Delaware limited liability company (“Silver Knot”); Messrs. John Cameron, George Stoe, Robert David Danny Mendelson, and YR Holdings Family Limited Partnership, a Maryland limited partnership (“YR”), and (such person, and each other person identified as a “Member” on Exhibit A attached hereto, and each other holder from time to time of a Membership Interest in the Company, including any Substitute Member, shall be referred to herein collectively as the “Members” and each individually as a “Member”); and Messrs. John Cameron, George Stoe, Robert David, Greg Wittbecker, Danny Mendelson and Tristan Kuo as Economic Interest Holders (as hereinafter defined) in the Company (together with each other individual identified as an “Economic Interest Holder” on Exhibit A attached hereto, the “Economic Interest Holders”), whose names are set forth on Exhibit A hereto, as it may be amended from time to time. Pursuant to Section 18-201(d) of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), this Agreement shall be effective as of May 25, 2004.

RECITALS

WHEREAS, capitalized terms have the meaning ascribed to them in Paragraph 2;

WHEREAS, the Company has been formed as a limited liability company under the Act pursuant to a Certificate of Formation of the Company, as filed in the office of the Secretary of State of the State of Delaware on February 1, 1999 (the “Certificate”), and a Limited Liability Company Agreement of the Company, dated as of February 1, 1999, was entered into by each of the parties hereto other than YR (the “Original LLC Agreement”);

WHEREAS, the Original LLC Agreement was amended by (i) the Assignment of Limited Liability Company Interest and Amendment No. 1 to Limited Liability Company Agreement of Wise Metals Group LLC, dated as of July 1, 1999, by and among the Members and YR (the “First Amendment”), pursuant to which YR became a member of the Company, (ii) Amendment No. 2 to Limited Liability Company Agreement of Wise Metals Group LLC, dated as of April 13, 2001, by and among the Existing Members and TOMRA of North America, Inc., a Delaware corporation (the “Second Amendment”) pursuant to which TOMRA became a party to the Original LLC Agreement and a holder of a Class A Preferred Membership Interest in the Company and (iii) Amendment No. 3 to Limited Liability Company Agreement, dated as of December 11, 2001 (the “Third Amendment”) by and among Wise Metals Co. Inc. and Silver Knot, (the Original LLC Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment shall be referred to herein as the “Existing LLC Agreement”);

WHEREAS, on September 10, 2002, the Existing LLC Agreement was amended and restated in connection with the Company’s entry into a Securities Purchase Agreement with Wise Alloys LLC (“Wise Alloys”), Prudential Capital Partners – Alloys Holding, L.P., a Delaware limited partnership, Prudential Capital Partners - U.S. Fund, L.P., a Delaware limited partnership; Prudential Capital Partners Management Fund, L.P., a Delaware limited partnership and Prudential Capital Partners, L.P, (collectively, the “Prudential Entities”), under and pursuant to which Wise Alloys issued to the Prudential Entities $35,000,000 in aggregate principal amount of its 15% Senior Subordinated Notes due September 10, 2009 and the Company issued to the Prudential Entities Membership Interests aggregating a 10% Percentage Interest in consideration for a cash payment to Wise Alloys in the aggregate amount of $35,000,000, of which $612,500 was attributable to the Percentage Interests (the “First Amended and Restated LLC Agreement”);

WHEREAS, on May 5, 2004, the Company issued $150,000,000 principal amount of Senior Subordinated Secured Notes, a portion of the proceeds from which it used to repay the 15% Senior Subordinated Notes and repurchase the 10% Percentage Interest on May 5, 2004 and to repurchase the Class A Preferred Membership Interest on May 25, 2004;

WHEREAS, the Members and the Economic Interest Holders, in connection with the foregoing, desire to amend and restate the First Amended and Restated LLC Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above and the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Members and the Economic Interest Holders hereby agree as follows:

1. ORGANIZATIONAL MATTERS

1.1 Rights of Members and Economic Interest Holders under the Act. The Existing Members and Existing Economic Interest Holders have formed the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members and Economic Interest Holders of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

1.2 Name. The name of the Company is “Wise Metals Group LLC.” The Company may also conduct business at the same time under one or more fictitious names if the Management Board determines that such is in the best interests of the Company. The Members may, upon the written consent of the Management Board, change the name of the Company, from time to time, in accordance with applicable law.

1.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company shall be located at 800 Central Avenue, Linthicum Heights, Maryland 21090, or such other place within or outside the State of Delaware as the Management Board may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Management Board deems advisable.

1.4 Business Purpose. The Company may, directly or indirectly, acquire, own, hold, develop, operate, manage and dispose of any property, and enter into other business activities associated, directly or indirectly, with the manufacture, recycling, purchase, sale, trading, transportation or marketing of aluminum and aluminum products, including, without limitation, advisory and consulting services, and may engage in any and all other lawful business, purpose or activity in which a limited liability company may be engaged under applicable law (including, without limitation, the Act). By way of illustration and not by way of limitation, the Company shall have the power and authority from time to time, subject to the terms of this Agreement, to:

1.4.1.1 conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

1.4.1.2 acquire by purchase, contribution of property or otherwise, own, hold, operate, maintain, finance, sell, convey, transfer, or dispose of any securities or other personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

1.4.1.3 enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member or Economic Interest Holder, any Affiliate thereof or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

1.4.1.4 purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties thereof), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

1.4.1.5 lend money for any proper purpose, invest and reinvest its funds, take and hold real and personal property for the payment of funds so loaned or invested;

1.4.1.6 sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

1.4.1.7 appoint employees and agents of the Company (who may be designated as officers of the Company), and define their duties and fix their compensation;

1.4.1.8 indemnify any Person in accordance with this Agreement and as permitted by the Act and obtain any and all types of insurance;

1.4.1.9 cease its activities and cancel its Certificate;

1.4.1.10 negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

1.4.1.11 establish and maintain one or more bank accounts for the Company in such bank or banks as the Management Board may, from time to time, designate as depositories of the funds of the Company;

1.4.1.12 borrow money and issue evidences of indebtedness or guaranty the indebtedness of any subsidiary of the Company, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

1.4.1.13 pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

1.4.1.14 make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

1.5 Authorized Persons. Each member of the Management Board is hereby designated as an “authorized person” within the meaning of the Act.

1.6 Designated Agent for Service of Process. The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware, who initially shall be RL&F Service Corp., One Rodney Square, 10th Floor, Tenth & King Streets, Wilmington, New Castle County, Delaware 19801.

1.7 Term. The term of the Company commenced on February 1, 1999, the date that the Certificate was filed with the Secretary of State of the State of Delaware, and shall continue until dissolved pursuant to this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate, as provided in the Act.

1.8 Ownership of Company Property. All property acquired by the Company, real or personal, tangible or intangible, including limited liability company interests, shall be owned by the Company as an entity, and no Member or Economic Interest Holder, individually, shall have any ownership interest therein. Each Member and Economic Interest Holder hereby expressly waives the right to require the partition of any Company property or any part thereof.

1.9 No State Law Partnership. The Members and Economic Interest Holders intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Economic Interest Holder be an agent, partner or joint venturer of any other Member or Economic Interest Holder, for any purposes other than tax purposes, and this Agreement shall not be construed to suggest otherwise.

1.10 Number of Members and Economic Interest Holders. The Company shall not at any time have more than one hundred (100) Members and Economic Interest Holders, including Persons indirectly owning an interest in the Company through a partnership, limited liability company, subchapter S corporation or trust (any such entity being a “flow-through entity”), but only if substantially all of the value of such Person’s interest in the flow-through entity is attributable to the flow-through entity’s interest (directly or indirectly) in the Company.

2. DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Act” is defined in the Preamble.

“Additional Economic Interest Holder Event” is defined in Paragraph 3.7.4.

“Additional Economic Interest Holders” is defined in Paragraph 3.7.1.

“Additional Members” is defined in Paragraph 3.7.1.

“Additional Member Event” is defined in Paragraph 3.7.2.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

Add to such Capital Account the following items:

(a)	The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and

(b)	The amount that such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Event” is defined in Paragraph 3.2.4.

“Advice” is defined in Paragraph 7.13.

“Affiliate” means, with reference to a specified Person: (a) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, (b) any Person that is an officer, partner, member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee, or serves in a similar capacity, or (c) any member of the Immediate Family of the specified Person.

“Agreement” is defined in the Preamble.

“Appraised Fair Market Value” means the fair market value of the Company determined, as of the relevant date, in the following manner:

(a)	The Majority in Interest shall select a firm nationally recognized in the valuation of the aluminum manufacturing and metals trading business, as more fully described in Paragraph 1.4. Such firm shall prepare an appraisal of the fair market value of the Company, which shall be the Appraised Fair Market Value of the Company.

“Asset Distribution Date” is defined in Paragraph 4.3.

“Asset Distribution Notice” is defined in Paragraph 4.3.

“Assignee” means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of his Membership Interest in the Company, and who has not been admitted to the Company as a Substitute Member pursuant to Paragraph 7.10 of this Agreement.

“Capital Account” means an account maintained for a Member on the Company’s books and records in accordance with the following provisions (the balance of which on the date hereof is set forth on Exhibit A, which balance reflects a closing of the books and adjustment in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) as of the date hereof):

(a) To each Member’s Capital Account there shall be added (a) such Member’s Capital Contributions, net of any liabilities assumed by the Company (or which are secured by Company property contributed by the Member), (b) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or other provisions of this Agreement, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (b) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)	In the event any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(d)	In determining the amount of any liability for purposes of this paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)	The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Tax Matters Partner, subject to the consent of a Majority in Interest, shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Tax Matters Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Articles 4 and 8 hereof. The Tax Matters Partner, subject to the consent of a Majority in Interest, shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contributions” means, with respect to any Member, the total amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Company by such Member.

“Cash Available for Distribution” means, with respect to any fiscal year, all Company cash receipts (including cash available under Company lines of credit, but excluding the proceeds from any Terminating Capital Transaction), after deducting payments for Operating Cash Expenses, payments required to be made in connection with any loan to the Company or any other loan secured by a lien on any Company Assets, capital expenditures and any other amounts set aside for the restoration, increase or creation of reasonable Reserves, including for this purpose only such cash amounts actually received by the Company attributable to its interest in its Operating Subsidiaries but only to the extent such cash receipts are permitted to be distributed by the Company pursuant to the Indenture. The determination of the amount of Cash Available for Distribution, including but not limited to the amount set aside for Reserves and the determination of the amount and timing of cash distributions from Operating Subsidiaries, shall be made by the Majority in Interest; provided, however, that for distributions required pursuant to Paragraphs 4.1.4, this sentence shall have no effect.

“Certificate” is defined in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” is defined in Paragraph 7.12(a).

“Company” is defined in the Preamble.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include limited liability company interests and tangible and intangible property (including cash).

“Company FMV” is defined in Paragraph 3.2.4.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Confidential Information” is defined in Paragraph 9.15.

“Contributing Member” is defined in Paragraph 3.2.3.

“Control” (including the terms “Controlling,” “Controlled By” and “Under Common Control With”) shall mean the possession, directly or indirectly, of the power to direct. or cause the direction of the management and/or policies of any Person, whether through the ownership of securities or otherwise.

“Deemed Price” is defined in Section 7.4.1.

“Deemed Value” is defined in Section 7.4.1.

“Deficit Amount” is defined in Paragraph 3.2.3.

“Depreciation” means, with respect to any asset, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such year or other period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Partner.

“Drag-Along Members” is defined in Paragraph 7.4.1.

“Drag-Along Notice” is defined in Paragraph 7.4.2.

“Drag-Along Right” is defined in Paragraph 7.4.1.

“Economic Interest” means a Person’s right to share in the Net Profits, Net Losses, or similar items of income, gain, loss, deduction, or credit arising out of the business of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Economic Interest Holder” means a Person holding an Economic Interest in the Company and any successor in interest. An Economic Interest Holder in his capacity as such is not a “member” of the Company within the meaning of the Act.

“Electing Member” is defined in Paragraph 3.2.3.

“Exchange Act” is defined in Paragraph 7.15.1.

“Existing LLC Agreement” is defined in Recitals.

“Extra Contribution” is defined in Paragraph 3.2.3.

“First Amendment” is defined in Recitals.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by a Majority in Interest.

(b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as determined by a Majority in Interest using such reasonable method of valuation as such Majority in Interest may adopt, immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof:

(i) the acquisition of an additional Percentage Interest in the Company (other than in connection with the execution of this Agreement and the making of Capital Contributions) by a new or existing Member in exchange for more than a de minimis Capital Contribution unless a Majority in Interest determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an interest in the Company unless a Majority in Interest determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) at such other times as a Majority in Interest shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2, including, but not limited to the receipt by the Company of property (excluding money) that consists of stock, securities, commodities, options, warrants, futures, or similar instruments that are readily tradable on an established securities market.

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Management Board.

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that a Majority in Interest reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

“Immediate Family” means, and is limited to, an individual Member’s current spouse, parents, parents-in-law, grandparents, children, siblings (and their lineal descendents), and grandchildren. A trust, estate, family partnership, limited liability company or corporation entitled to federal income tax treatment pursuant to subchapter S of the Code, all of the beneficiaries, partners, members or shareholders of which consist of such Member or members of such Member’s Immediate Family, shall be considered such Members’ Immediate Family for the purposes of this Agreement.

“Indemnitee” is defined in Paragraph 6.4.1.

“Indenture” means the indenture entered into on May 5, 2004 by and among the Company, its current subsidiaries and the Bank of New York as trustee.

“Major Decision” means any decision specified in Paragraph 6.1.6.

“Majority in Interest” means, at any time, those Members holding at such time, in the aggregate, more than fifty percent (50%) of the Percentage Interests held by Members at such time.

“Management Board” is defined in Paragraph 6.1.1.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Member(s)” is defined in the Preamble.

“Membership Interest” means that portion of the Percentage Interest of a Member in the Company, resulting from (i) a Capital Contribution to the Company or to another limited liability company that is merged into the Company or (ii) the conversion of an Economic Interest held by an Economic Interest Holder that provides the holder thereof with all of the rights to which a Member in the Company may be entitled under the Act and under this Agreement, including the right to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“NASD” is defined in Paragraph 7.13(a).

“Net Profits” or “Net Losses” means, for each fiscal year or other period commencing on or after January 1, 2002, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this paragraph shall be added to such taxable income or loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from their Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a

Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company Asset is adjusted in accordance with paragraphs (b) or (d) in the definition thereof, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this paragraph, any items that are specially allocated pursuant to Article 5 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Article 5 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits or Net Losses.

“Non-Contributing Member” is defined in Paragraph 3.2.3. “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c). “Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Offer Terms” is defined in Paragraph 7.2.1.

“Offeree Member” is defined in Paragraph 7.2.1.

“Offering Member” is defined in Paragraph 7.2.1.

“Operating Cash Expenses” means, with respect to any fiscal period, the amount of cash disbursed in the ordinary course of business during the period, including without limitation, all cash expenses, such as advertising, promotion, property management, insurance premiums, taxes, utilities, repair, maintenance, legal, accounting, bookkeeping, computing, equipment use, travel on Company business, telephone expenses and salaries, and direct expenses of Company employees (if any) and agents while engaged in Company business. Operating Cash Expenses shall include fees paid by the Company to any Member, Economic Interest Holder or any Affiliate thereof permitted by this Agreement, and the actual cost of goods, materials and administrative services used for or by the Company, whether incurred by any Member, Economic Interest Holder or any Affiliate thereof or any non-Affiliate in performing functions set forth in this Agreement reasonably requiring the use of such goods, materials or administrative services. Operating Cash Expenses shall not include expenditures paid from Reserves.

“Operating Subsidiaries” means such entities, whether limited liability companies, corporations or other juridical entities, which actively conduct business operations and which are controlled by the Company.

“Original LLC Agreement” is defined in Recitals.

“Percentage Interest” means any interest of a Member or Economic Interest Holder, consisting of either an Economic Interest or a Membership Interest or both, expressed as a percentage of one hundred percent (100%), set forth on Exhibit A hereto, as adjusted from time to time pursuant to the terms of this Agreement.

“Permitted Transferee” is defined in Paragraph 7.1.3.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Prospectus” is defined in Paragraph 7.12(a).

“Registering Member” is defined in Paragraph 7.12.1.

“Registrable Securities” is defined in Paragraph 7.11.

“Registration” is defined in Paragraph 7.12.

“Registration Statement” is defined in Paragraph 7.12(a).

“Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Paragraph 5.2.9.

“Required Notice” is defined in Paragraph 3.2.2.

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Majority in Interest for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder but unless authorized by a Super Majority in Interest no funds shall be set aside for the acquisition of any other business, the purchase of equipment for a new line of business or any other activity outside the historic business of the Company.

“Responsible Party” is defined in Paragraph 6.4.6.

“Right of First Offer” is defined in Paragraph 7.2.1.

“Second Amendment” is defined in Recitals.

“Securities Act” is defined in Paragraph 7.1.3.

“Securities Purchase Agreement” is defined in the Recitals.

“Selling Members” is defined in Paragraph 7.4.1.

“Silver Knot” is defined in Preamble.

“Substitute Member” means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of his Membership Interest in the Company, and (b) who has been admitted to the Company as a Substitute Member pursuant to Paragraph 7.10 of this Agreement.

“Successful Party” is defined in Paragraph 9.10.6.

“Super Majority in Interest” means the vote of a majority of the Management Board; provided, that Gerald David or the successor Wise Metals Co., Inc. designee votes with the majority.

“Tag-Along Members” is defined in Paragraph 7.3.1.

“Tag-Along Notice” is defined in Paragraph 7.3.2.

“Tag-Along Right” is defined in Paragraph 7.3.1.

“Tax Matters Partner” is defined in Paragraph 9.8.1.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the Company Assets or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the Company Assets.

“Termination Payment” is defined in Paragraph 7.8.

“Third Amendment” is defined in the Recitals.

“Transfer” means, with respect to any Percentage Interest in the Company, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by merger or operation of law), or an agreement to do any of the foregoing, and with regard to any Person who is a corporation, partnership, trust or other entity, shall include any dissolution, merger, consolidation or other reorganization of such Person, or any other transfer of any interest in such Person which results in a “Change of Control.” “Change of Control” for this purpose shall be deemed to have occurred if during any five (5) year period one (1) or more Persons that, as of the date of this Agreement, are in Control of a Member that is a corporation, trust, partnership, limited liability company or other entity, directly or indirectly, cease to be in Control of such Member. “Transferred” shall have a correlative meaning.

“Transfer Terms” is defined in Paragraph 7.3.1.

“Unsuccessful Party” is defined in Paragraph 9.10.6.

“Wise Alloys” is defined in Recitals.

“YR” is defined in Preamble.

3. CAPITAL; CAPITAL ACCOUNTS; ECONOMIC INTERESTS; MEMBERS

3.1 Capital Contributions; Economic Interests. The names and addresses of the holders of (i) Membership Interests (and the balances of their respective Capital Accounts) and (ii) Economic Interests in the Company are set forth on Exhibit A attached hereto and incorporated herein.

3.2 Additional Capital Contributions by Members and Economic Interest Holders.

3.2.1 Except as otherwise provided in this Agreement, no Member or Economic Interest Holder shall be permitted to make any Capital Contributions to the Company without the consent of the Majority in Interest and no Member or Economic Interest Holder shall be required to make a Capital Contribution without such Person’s approval.

3.2.2 If, at any time and from time to time, the Company requires additional capital (as determined by a Majority in Interest), the Company shall provide to all Members and Economic Interest Holders written notice thereof (a “Required Notice”), which Required Notice shall at least specify (i) the aggregate amount of the additional capital so required, (ii) each Member’s and Economic Interest Holder’s pro rata share of such additional capital, the percentage such Person’s Percentage Interests bears to the aggregate Percentage Interest of all Members and Economic Interest Holders multiplied by the aggregate additional capital required) and (iii) the date by which such additional capital must be contributed by such Member or Economic Interest Holder to the Company, which date shall not be less than thirty (30) days nor more than forty-five (45) days following delivery of the Required Notice. Each Member and Economic Interest Holder shall thereafter have the option to make additional Capital Contributions (in cash or cash equivalents) on a pro rata basis in accordance with their respective Percentage Interests pursuant to such terms and conditions as are contained in the Required Notice, and shall advise the Company fourteen (14) days prior to the date specified in the Required Notice of its determination whether or not to make such Capital Contributions.

3.2.3 If any Member or Economic Interest Holder (a “Non-Contributing Member”) elects not to make any Capital Contribution specified in a Required Notice (the aggregate amount of such Capital Contributions being referred to herein as the “Deficit Amount”), then any Member or Economic Interest Holder that has elected to make the additional Capital Contribution permitted to be made by it under such Required Notice (each a “Contributing Member”) may, upon written notice received from the Company, elect in writing to make an additional Capital Contribution equal to the Deficit Amount. If one or more Contributing Members (each, an “Electing Member”) elect to make an additional Capital Contribution pursuant to this Paragraph 3.2.3, then each of the Electing Members shall make an additional Capital Contribution (an “Extra Contribution”), pro rata in accordance with their respective Percentage Interests, the sum of which shall equal the Deficit Amount.

3.2.4 Upon any contribution of additional Capital Contributions pursuant to this Paragraph 3.2 (an “Adjustment Event”), the Percentage Interest of each Member and Economic Interest Holder shall be adjusted to equal a fraction, stated as a percentage, the numerator of which shall equal the sum of (i) all additional Capital Contributions (net of any liabilities of the

Contributing Member assumed by the Company or which are secured by any property contributed by such Contributing Member to the Company) made by such Member pursuant to such Adjustment Event (including, without limitation, any additional Capital Contribution made pursuant to Paragraph 3.2.3) plus (ii) the product of (x) such Contributing Member’s Percentage Interest immediately prior to such Adjustment Event multiplied by (y) the net fair market value of the Company immediately prior to the Adjustment Event (either (A) as determined by the unanimous consent of the Members or (B) using the Appraised Fair Market Value) (the “Company FMV”)) and the denominator of which shall equal the sum of (1) the Company FMV and (2) the aggregate Capital Contributions (net of any liabilities of the contributing Member assumed by the Company or which are secured by any property contributed by such Contributing Member to the Company) made by all Contributing Members pursuant to, or concurrently with, such Adjustment Event and that all Members and Economic Interest Holders may thereafter be required to make under Paragraph 3.2.2.

Example:

Each of A and B has a 50% interest and each has contributed $15 into the Company. The Company initially has a net FMV of $30.

One year later, when the net FMV has increased to $40, there is a capital call for $5 from each of A and B. A fails to contribute, and B contributes the full $10.

A is diluted from 50% to 40% ((50% of $40 FMV)/$40 FMV plus total new contributions of $10).

B’s interest increases from 50% to 60% (($10 new contribution by B plus 50% of $40 FMV)/($40 FMV plus total new contributions).

3.3 Capital Accounts.

3.3.1 A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement. In the event any Member is given a Capital Account in exchange for services rendered to the Company, such transaction shall be treated by the Company and such Member as if the Company had compensated such Member in cash and the Member had contributed such cash as a Capital Contribution to the Company.

3.3.2 A Capital Account shall be established and maintained for an Economic Interest Holder in the same manner as provided for each Member in accordance with Paragraph 2.18.

3.4 Member or Economic Interest Holder Capital; Redemptions. Except as otherwise provided in this Agreement or: (a) no Person shall demand or be entitled to receive a return of or interest on such Person’s Capital Contributions or Capital Account, (b) no Member shall withdraw any portion of his Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, and (c) the Company shall not redeem or repurchase the Membership Interest or the Economic Interest of any Person.

3.5 Liability of Members; Economic Interest Holders. Except as otherwise required by any non-waivable provision of the Act or other applicable law, no Member or Economic Interest Holder shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise.

3.6 Member or Economic Interest Holder Loans. No Member or Economic Interest Holder shall be required or, except pursuant to the Financing and with the consent of a Majority in Interest, permitted to make any loans or otherwise lend any funds to the Company. No loans made by any Member or Economic Interest Holder to the Company shall have any effect on such Member’s or Economic Interest Holder’s Percentage Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

3.7 Additional Members; Economic Interest Holders.

3.7.1 Following its formation, the Company may, upon the written consent of a Majority in Interest issue either (i) Membership Interests or (ii) Economic Interests in the Company from time to time, on such terms and conditions and for such Capital Contributions or services as a Majority in Interest shall determine. The issuance of either Membership Interests or Economic Interests may be either directly from the Company or upon the exercise of warrants, options or other instruments pursuant to which the holder thereof has the right to acquire Membership Interests or Economic Interests. Such Persons who receive Membership Interests shall be additional Members (“Additional Members”). Such Persons who receive Economic Interests shall be additional Economic Interest Holders (“Additional Economic Interest Holders”). As a condition to acquiring a Percentage Interest in the Company, each Additional Member or Additional Economic Interest Holder shall execute an agreement to be bound by the terms and conditions of this Agreement. This Agreement shall be amended and restated as appropriate to reflect the admission of such Person as an Additional Member or Additional Economic Interest Holder, as the case may be, and to reflect the terms and conditions of such Person’s investment in and/or services to the Company.

3.7.2 Upon the admission of an Additional Member pursuant to this Paragraph 3.7 (an “Additional Member Event”), (A) the Percentage Interest of each Member and Economic Interest Holder other than the Additional Member shall be adjusted to equal a fraction, stated as a percentage, the numerator of which shall equal the product of (x) such Person’s Percentage Interest immediately prior to such Additional Member Event multiplied by (y) the Company FMV, and the denominator of which shall equal the sum of (i) the Company FMV and (ii) the actual Capital Contribution (net of any liabilities of the Additional Member assumed by the Company or which are secured by any property contributed by such Additional Member to the Company) or deemed Capital Contribution (i.e., agreed value of services as reflected in a Capital Account provided for in the second sentence of Paragraph 3.3.1) made by the Additional Member pursuant to such Additional Member Event, and (B) the Percentage Interest of the Additional Member shall equal a fraction, stated as a percentage, the numerator of which shall equal the actual Capital Contribution (net of any liabilities of the Additional Member assumed by the Company or which are secured by any property contributed by such Additional Member to the Company) or deemed Capital Contribution (i.e., agreed value of services as reflected in a Capital Account provided for in the second sentence of Paragraph 3.3.1) made by the Additional Member pursuant to such Additional Member Event, and the denominator of which shall equal the denominator specified in clause (A) above.

3.7.3 With the consent of the Majority in Interest, and at the request of an Economic Interest Holder, the amount otherwise distributable out of Cash Available for Distribution to such Economic Interest Holder in his capacity as such may be retained by the Company and deemed contributed to the Company as a Capital Contribution. In such case, the provisions of this Paragraph 3.7 shall apply as if such Economic Interest Holder were a third party who becomes an Additional Member and whose Economic Interest becomes a Membership Interest upon the occurrence of an Additional Member Event, in each case, to the extent of the amount so retained.

3.7.4 Upon the admission of an Additional Economic Interest Holder pursuant to this Paragraph 3.7 (an “Additional Economic Interest Holder Event”), unless otherwise agreed to in writing by the Majority in Interest, (A) the Percentage Interest of each Member and Economic Interest Holder shall be adjusted to equal a fraction, stated as a percentage, the numerator of which shall equal the product of (x) such Person’s Percentage Interest immediately prior to such Additional Economic Interest Holder Event multiplied by (y) the Company FMV, and the denominator of which shall equal the sum of (i) the Company FMV and (ii) the fair market value of the services in exchange for which such Additional Economic Interest Holder is being issued an Economic Interest, and (B) the Percentage Interest of the Additional Economic Interest Holder shall equal a fraction, stated as a percentage, the numerator of which shall equal the fair market value of the services in exchange for which such Additional Economic Interest Holder is being issued an Economic Interest and the denominator of which shall equal the denominator specified in clause (A) above.

4. DISTRIBUTIONS

4.1 Distributions of Cash Available for Distribution.

4.1.1 [Except as otherwise provided in Article 8, with respect to the fiscal year ending in [2004,] and for each fiscal year thereafter unless such distribution is vetoed by a Super Majority in Interest sixty percent (60%) of the Cash Available for Distribution shall be distributed to the Members and Economic Interest Holders within ninety (90) days of the close of the Company’s fiscal year.] All other distributions of Cash Available for Distribution shall be made at such times and in such amounts as may be determined by a Majority in Interest, in accordance with this Article 4.

4.1.2 All distributions out of Cash Available for Distribution shall be distributed to each of the Members and Economic Interest Holders, pro rata in accordance with their relative Percentage Interests.

4.1.3 Subject to Paragraphs 4.1.4 and 4.4, but notwithstanding Paragraph 4.1.1, the Company shall distribute out of Cash Available for Distribution to each Member and Economic Interest Holder, pro rata in accordance with his Percentage Interest, as provided in Paragraph 4.1.2, an amount sufficient to cover such Person’s tax liabilities attributable to such Person’s allocable share of Company taxable income, computed at an effective combined federal and state income tax rate of forty-five percent (45%). The amount of any Cash Available for Distribution distributed to a Member or Economic Interest Holder pursuant to this Paragraph 4.1.3 shall reduce amounts otherwise distributable to that Member or Economic Interest Holder pursuant to Paragraph 4.1.2 in all future periods until the cumulative amount of such reductions equals the cumulative amount distributed to that Member or Economic Interest Holder pursuant to this Paragraph 4.1.3 for all prior periods.

4.1.4 In the event that Cash Available for Distribution in any taxable period is insufficient to support in full distributions which may be required under Paragraph 4.1.3, then the amount of distributions otherwise required under each such paragraph shall be ratably reduced.

4.2 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company, including, without limitation, the net proceeds of a Terminating Capital Transaction, shall be applied or distributed as provided in Article 8 hereof.

4.3 Distributions in Kind. No right is given to any Member to demand or, subject to Article 8 and Paragraph 7.8, receive property other than cash as provided in this Agreement. The Members may, upon the consent of a Majority in Interest, cause the Company to make a pro rata distribution in kind of Company Assets to the Members and Economic Interest Holders with 45 days prior written notice thereof (the “Asset Distribution Notice”) to the Members and Economic Interest Holders which notice shall set the date for such distribution (the “Asset Distribution Date”), and such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article 4 and Articles 5 and 8 hereof; provided, however, that subject to Article 8 and Paragraph 7.8, no Member or Economic Interest Holder may be compelled to accept a distribution consisting, in whole or in part, of any Company Assets in kind unless the ratio that the fair market value of such distribution in kind bears to such Person’s total distribution does not differ from the ratio that the fair market value of similar distributions in kind bear to the total distributions of other Persons receiving distributions concurrently therewith (if any). The Company shall not make a non pro rata distribution in kind of Company Assets without the consent of all of the Members.

4.4 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Person on account of his Percentage Interest in violation of Section 18-607 of the Act, or if such distribution would be in violation of or inconsistent with any loan documents relating to any indebtedness of the Company.

4.5 Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member and Economic Interest Holder hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Person any amount of federal, state, local or foreign taxes that the Tax Matters Partner determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Person pursuant to this Agreement. Any amounts withheld or paid pursuant to this Paragraph 4.5 shall be treated as having been distributed to such Person.

5. ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 General Allocation of Net Profits and Losses.

5.1.1 Net Profits and Net Losses shall be determined and allocated with respect to each fiscal year of the Company as of the end of such fiscal year. Subject to the other provisions of this Agreement, an allocation to a Member or Economic Interest Holder of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

5.1.2 Subject to the other provisions of this Article 5, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any fiscal year shall be allocated for purposes of adjusting the Capital Accounts of the Members and Economic Interest Holders as follows:

5.1.2.1 Except as provided in Paragraph 5.1.3 and Paragraph 5.2, Net Profits shall be allocated in accordance with the following order of priority:

(a) First, to the Members and Economic Interest Holders, pro rata in the amount of Net Losses allocated to such Members or Economic Interest Holders for periods after the date hereof pursuant to Paragraph 5.2.4, until the cumulative amount of Net Profits allocated pursuant to this Paragraph 5.1.2.1 (a) and Net Profits and items of income and gain allocated pursuant to Paragraph 5.2.9 (solely in respect of Net Loss allocations pursuant to Paragraph 5.2.4) after the date hereof is equal to the cumulative amount of Net Losses allocated to such Member or Economic Interest Holder pursuant to Paragraph 5.2.4 for all prior periods;

(b) Second, to the Members and Economic Interest Holders pro rata in accordance with the relative amount of Net Losses previously allocated to such Members or Economic Interest Holders pursuant to Paragraph 5.1.2.2(b) for all prior periods after the date hereof, until the cumulative amount of Net Profits allocated pursuant to this Paragraph 5.1.2.1(b) after the date hereof is equal to the cumulative amount of Net Losses allocated pursuant to Paragraph 5.1.2.2(b) for all prior periods after the date hereof; and

(c) Third, to the Members and Economic Interest Holders pro rata in accordance with their relative Percentage Interests.

5.1.2.2 Except as provided in Paragraph 5.1.3 and Paragraph 5.2, Net Losses shall be allocated in accordance with the following order of priority:

(a) First, to the Members and Economic Interest Holders pro rata in accordance with their relative Percentage Interests until the cumulative amount of Net Losses allocated to the Members and Economic Interest Holders pursuant to this Paragraph 5.1.2.2(a) for the current and all prior periods after the date hereof is equal to the cumulative amount of Net Profits allocated pursuant to Paragraph 5.1.2.1(c) for all prior periods after the date hereof; and

(b) Second, to the Members and Economic Interest Holders pro rata in accordance with their relative Percentage Interests.

5.1.3 Notwithstanding Paragraph 5.1.2, but subject to Paragraph 5.2, Net Profits, Net Losses (and if necessary items thereof) arising in the year of a Terminating Capital Transaction or a liquidation of the Company pursuant to Article 8 shall be allocated in a manner such that, to the extent possible, distributions to the Members and Economic Interest Holders pursuant to Paragraphs 8.5.1(c) and (d) will be made to the Members and Economic Interest Holders pro rata in accordance with their relative Percentage Interests.

5.2 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member and Economic Interest Holder shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Paragraph 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 If there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Company taxable year, each Member and Economic Interest Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s or, Economic Interest Holder’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Paragraph 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 If any Member or Economic Interest Holder unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members and Economic Interest Holders (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member or Economic Interest Holder as quickly as possible. It is intended that this Paragraph 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.2.4 If the allocation of Net Loss to a Member as provided in Paragraph 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member or Economic Interest Holder only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member or Economic Interest Holder shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Paragraph 5.2.4.

5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his Percentage Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

5.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

5.2.8 Guaranteed Payments. To the extent any compensation paid to any Member or the Affiliate of any Member, by the Company is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c), or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation or payment, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

5.2.9 The allocations set forth in Paragraphs 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Paragraph 5.1.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.3 Tax Allocations.

5.3.1 Except as provided in Paragraph 5.3.2 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated among the Members and Economic Interest Holders as their correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.

5.3.2 Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Partner, subject to the consent of a Majority in Interest, including the “remedial allocation method,” as described in Regulations Section 1.704-3(d). If the Gross Asset Value of any Company Asset is adjusted pursuant to its definition: (i) subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Partner, subject to the consent of a Majority in Interest, including the “remedial allocation method” as described in Regulations Section 1.704-3(d); and (ii) the Members’ Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations to them of income, gains, losses and deductions. Allocations pursuant to this Paragraph 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

5.4 Other Provisions.

5.4.1 For any fiscal year during which any part of a Membership Interest or Economic Interest is transferred between or among the Members and Economic Interest Holders, or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Percentage Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Tax Matters Partner.

5.4.2 For purposes of determining a Member’s or an Economic Interest Holder’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Person’s interest in Net Profits shall be such Person’s Percentage Interest.

5.4.3 The Members and Economic Interest Holders acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

5.4.4 Notwithstanding any other provision of this Article 5, the Tax Matters Partner, subject to the consent of a Majority in Interest, shall have the authority to treat an Economic Interest Holder as a Member for the purposes of this Article 5, to the extent the Tax Matters Partner determines such treatment is required or allowed by the Code and applicable Regulations.

6. OPERATIONS

6.1 Management.

6.1.1 The Company shall be managed by a management board (the “Management Board”) composed of [seven (7) managers]. Each member of the Management Board shall be deemed a “manager” within the meaning of the Act. Silver Knot shall appoint [five (5)] members (provided that one of such appointments of Silver Knot is a designee, reasonably acceptable to Silver Knot, of the former majority owner of the Company, Wise Metals). For purposes of this Paragraph 6.1.1, Silver Knot acknowledges that Gerald David is an acceptable designee of Wise Metals. The membership of the Management Board on the date hereof is set forth on Exhibit B. Any increase or decrease in the size of the Management Board shall require the approval of the Majority in Interest.

6.1.2 All decisions of the Management Board shall require a majority vote. Any vacancy on the Management Board, whether by reason of a manager’s removal or otherwise, shall be (a) chosen by a majority of the then Managers or (b) if the vacancy is for a seat appointed by Silver Knot, filled by Silver Knot, in each case, no later than ten (10) days after the date on which such vacancy is created; provided that if the vacancy on the Management Board is the Wise Metals designee such vacancy shall be replaced with another Wise Designee reasonably acceptable to Silver Knot Each member of the Management Board may authorize any other Person by proxy (whether or not such Person is a Member or a member of the Management Board) to act for him or on his behalf on all matters in which the member of the Management Board is entitled to participate. Each proxy must be signed by the member of the Management Board granting the proxy.

6.1.3 The Company shall have an “audit committee” which shall report to the Management Board with respect to all audit, accounting and financial matters relevant to the Company and its Subsidiaries. The outside auditor of the Company shall report on a periodic basis directly to the audit committee. The audit committee shall consist of no more than of three (3) managers of whom one (1) may be an employee or agent of the Company and one (1) must be an Independent Manager (as defined below). All matters coming before the audit committee shall be approved by a unanimous vote of such committee.

6.1.4 The Company shall have a “compensation committee” which shall make recommendations to the Management Board with respect to all compensation matters for all officers, directors, senior employees and consultants of the Company and its Subsidiaries. Final authority on all such compensation matters will rest with the Management Board. The compensation committee shall consist of four (4) managers of whom, one (1) shall be the Chairman of the Board of the Company and at least two (2) must be Independent Managers (or Persons, although not Managers who could meet the requirements to be Independent Managers). All matters coming before the compensation committee shall be approved by a unanimous vote of such committee.

For purposes of Sections 6.1.3 and 6.1.4 above, the term Independent Manager shall mean an individual who is neither a Member, Percentage Interest Holder, nor any employee of the Company or any of its Operating Subsidiaries and otherwise has no relationship to the

Company or any Subsidiary (except as a Manager or an independent consultant) that may interfere with the exercise of his or her independent judgment, as determined by the Management Board.

6.1.5 The day-to-day operating management of the Company shall be conducted by officers who shall be appointed by and responsible to the Management Board, and who initially shall be a President, an Executive Vice President, a Secretary and a Treasurer. The current officers are set forth on Exhibit B.

(a) Officers. Successor officers of the Company shall be chosen by the Management Board. The Management Board shall choose a Chairman of the Board, a President, a Secretary and a Treasurer. The Management Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Management Board may appoint such other officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Management Board. The salaries of all officers and agents of the Company shall be fixed by or in the manner referred to in Paragraph 6.1.2. The officers of the Company shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Management Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Management Board. Any vacancy occurring in any office of the Company shall be filled by the Management Board.

(b) Chairman of the Board. The Chairman of the Board shall, subject to the director of the Management Board, have general charge of the business, affairs and property of the Company and general supervision over its other officers. In general, he shall perform the duties incident to the office of Chairman of the Board and shall see that all orders and resolutions of the Management Board are carried into effect. He shall, if present, preside at all meetings of Members and of the Management Board.

(c) President. The President shall be the chief executive officer of the Company shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Management Board are carried into effect. The President or any other officer authorized by the President or the Management Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; and (ii) where signing and execution thereof shall be expressly delegated by the Management Board to some other officer or agent of the Company.

(d) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President (or in the event there be more than one Vice President, first the Executive Vice President/COO, then the Executive Vice President/CFO and thereafter the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Management Board may from time to time prescribe.

(e) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Management Board and record all the proceedings of the meetings of the Company and of the Management Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and special meetings of the Management Board, and shall perform such other duties as may be prescribed by the Management Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Management Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Management Board may from time to time prescribe

(f) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Management Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Management Board, taking proper vouchers for such disbursements, and shall render to the President and to the Management Board, at its regular meetings or when the Management Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Management Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Management Board may from time to time prescribe.

(g) Officers as Agents. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Management Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 6.1.4, the actions of the officers taken in accordance with such powers shall bind the Company.

(h) Duties of Management Board and Officers. Except to the extent otherwise provided herein, each member of the Management Board and officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

6.1.6 Notwithstanding Paragraph 6.1.5, no officer may cause the Company to take any one or more (or combination) of the following actions (“Major Decision”) without first obtaining the approval of the Management Board in accordance with Paragraph 6.1.2:

(a) enter into any agreement or consummate any transaction between the Company and a Member, Economic Interest Holder or any Affiliate of either, or any other agreement the length of which is over six (6) months and the cost to the Company of which is in excess of $100,000, or modify any such agreements or transactions;

(b) lend money, or release or discharge any debt or liability owing to the Company, in excess of $100,000;

(c) incur indebtedness, whether directly or indirectly as guarantor or otherwise, in excess of $100,000 in any one transaction or with respect to any one Person (including such Person’s Affiliate);

(d) except for transactions in the ordinary course of business, transfer, lease or dispose of assets of the Company with a value greater than $100,000, or incur expenditures in one transaction, or, with respect to any one Person (including such Person’s Affiliate), in excess of $100,000;

(e) incur any capital expenditure in excess of $100,000;

(f) declare or make distributions, or request or accept additional Capital Contributions from the Members or third parties;

(g) form or acquire any subsidiaries, reorganize or merge any of the Operating Subsidiaries, invest in the equity or debt securities of another entity or enter into any partnership, joint venture or any other similar arrangement with any other party, or dispose of any interest of any other entity;

(h) amend this Agreement;

(i) acquire or transfer, assign, license, dispose of or abandon any intellectual property or technology;

(j) sell, lease, transfer or otherwise dispose of or abandon the assets of the Company having a fair market value, sale price or book value at the time of disposition greater than $100,000;

(k) approve any Terminating Capital Transaction;

(l) remove, replace or alter the compensation of the officers of the Company;

(m) merge or consolidate the Company with any other Person;

(n) convert the Company to another business entity;

(o) invest any surplus funds of the Company;

(p) make any material change in accounting principles or procedures to be applied to the Company;

(q) purchase or sell any real property;

(r) enter into any legal proceeding on behalf of or in defense of the Company; or

(s) take any other action that is specifically reserved to the Management Board under this Agreement or by resolution of the Management Board.

6.2 Compensation and Reimbursement of Members. No Member or Economic Interest Holder, or any Affiliate thereof, shall be entitled to compensation for actions taken on behalf of the Company or in connection with this Agreement, except pursuant to an employment agreement, consulting agreement, or other agreement or agreements with the Company adopted by the Management Board which provide for compensation paid by the Company to such Member, Economic Interest Holder, or any of such Person’s Affiliates.

6.3 Records and Reports.

6.3.1 The Company shall cause to be kept, at the principal place of business of the Company, or at such other location as the Members shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four fiscal years.

6.3.2 The Company shall also cause to be sent to (i) each Member, and (ii) each Economic Interest Holder of the Company, the following:

(a) within sixty (60) days following the end of each fiscal year of the Company, (i) audited financial statements for such fiscal year; and (ii) a report that shall include all necessary information required by the Members and Economic Interest Holders for preparation of their federal, state and local income or franchise tax or information returns, including each Person’s pro rata share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such fiscal year;

(b) a copy of the Company’s federal, state and local income tax or information returns for each fiscal year, concurrent with the filing of such returns;

(c) within thirty (30) days after the end of each fiscal year, an unaudited balance sheet, income statement and statement of cash flow for the fiscal year then ended;

(d) within thirty (30) days after the end of each fiscal quarter, an unaudited balance sheet, income statement and statement of cash flow for the fiscal quarter then ended; and

(e) within a reasonable amount of time, any other reasonable request for information.

6.3.3 Only Members (personally or through an authorized representative) may, for purposes reasonably related to their Membership Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours.

6.4 Indemnification and Liability of the Members and Economic Interest Holders.

6.4.1 The Company shall indemnify and hold harmless each Member and Economic Interest Holder and his Affiliates, and each member of the Management Board and officer of the Company (individually, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company; provided, however, that the provisions of this Paragraph 6.4 shall not provide indemnification for, or eliminate or limit the liability of, a Person if (i) such Person’s acts or omissions were committed in bad faith, (ii) such Person’s acts or omissions involved intentional misconduct or a knowing violation of law, or (iii) such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner specified in clauses (i), (ii) or (iii) above.

6.4.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Paragraph 6.4 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Paragraph 6.4.

6.4.3 Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company, as an expense of the Company. No Person shall be subject to personal liability by reason of these indemnification provisions.

6.4.4 The provisions of this Paragraph 6.4 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

6.4.5 Neither a Member nor an Economic Interest Holder, nor any Affiliate thereof, nor the officers, directors, employees or agents of any of the foregoing shall be liable to the Company for any losses sustained or liabilities incurred as a result of any act or omission of any such Person, unless (i) such Person’s acts or omissions were committed in bad faith, (ii) such Person’s acts or omissions involved intentional misconduct or a knowing violation of law, or (iii) such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled.

6.4.6 To the extent that a Member or an Economic Interest Holder, or any Affiliate thereof, or any officer, director, employee or agent of any of the foregoing or of the Company (each, a “Responsible Party”) has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any other Member, Economic Interest Holder or other Person bound by the terms of this Agreement, such Responsible Parties acting in accordance with this Agreement shall not be liable to the Company, any Member or Economic Interest Holder, or any such other Person for his good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of a Responsible Party otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law.

6.4.7 Whenever a Responsible Party is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its discretion, under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then such Responsible Party shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever, or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then such Responsible Party shall comply with such express standard but shall not be subject to any other, different or additional standard imposed by this Agreement or otherwise applicable law.

6.5 Other Activities. Nothing herein shall be construed to prohibit any Member or Economic Interest Holder, or his respective Affiliates from, either individually or together with one or more other Persons, engaging or investing in, and devoting its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company and whether or not such activity constitutes a “corporate opportunity” to which the Company could avail itself. Neither the Company nor any Member or Economic Interest Holder shall have any right by virtue of this Agreement, or the relationship created hereby, to participate in or join such other venture or activity of any Member or Economic Interest Holder (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company or a potential “corporate opportunity” of the Company, shall not be deemed wrongful or improper.

7. INTERESTS AND TRANSFERS OF INTERESTS

7.1 Transfers of Interests; Restrictions on Transfers.

7.1.1 Except as otherwise provided in this Paragraph 7.1 or in Paragraphs 7.3 or 7.10, no Member or Economic Interest Holder may Transfer all or any portion of his Percentage Interest without the prior written approval of the Majority in Interest, which may be withheld in its reasonable discretion. Any purported Transfer which is not in accordance with this Agreement shall be null and void.

7.1.2 At any time on or after the date hereof, if the Members, in writing, unanimously decide to Transfer (in a sale consummated in a single Transfer or a series of related Transfers to a single purchaser or a group of purchasers as part of a single transaction) their Percentage Interests of the Company at such a price and on such terms and conditions as determined unanimously by the Members, then each Member and each Economic Interest Holder shall tender for purchase to such purchaser(s) his entire Percentage Interest.

7.1.3 The provisions of Paragraph 7.1.1 shall not apply to (i) Transfers between any Member or Economic Interest Holder and his Immediate Family, provided that such transfer does not result in a violation of Paragraph 1.10 or 7.6, and provided further that any such transferee agrees to be bound by this Agreement, Transfer described in the foregoing clauses (i) shall be referred to herein as a “Permitted Transferee”), and (ii) any Transfer pursuant to an effective registration statement of Registrable Securities (but not interests in a Member) under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to Rule 144 under the Securities Act.

7.2 Right of First Offer.

7.2.1 In the event a Member (the “Offering Member”) receives from a third party which is not a Permitted Transferee a bona fide offer to purchase all or a portion of the Offering Member’s Percentage Interest, and the Offering Member proposes to Transfer all or any portion of his Percentage Interest to such third party, the Offering Member shall first offer his Percentage Interest (or applicable portion thereof) for purchase by each of the other Member(s) (the “Offeree Member”), as hereinafter provided, by submitting to such Member(s) an offer, setting forth the price at which the Offering Member proposes to Transfer his Percentage Interest, the name and address of the proposed transferee, the nature of the consideration to be paid, and all other terms and conditions of sale that may be reasonably expected to have a material impact on the value of the Transfer (including, without limitation, the permissibility of a financing contingency and any contingencies in the event of a higher offer for the Percentage Interest) (collectively, the “Offer Terms”). Such Offeree Member(s) shall have a period of sixty (60) days after receipt of such notice from the Offering Member within which to notify the Offering Member in writing that it elects to purchase the Percentage Interest (or applicable portion thereof) upon the Offer Terms (the “Right of First Offer”) or to invoke Paragraph 7.4. If such Offeree Member(s) elect not to purchase all of the Percentage Interest (or applicable portion thereof) or do not give notice to the Offering Member during such 60-day period, the Offering Member shall be free to effect a Transfer of his Percentage Interest to the proposed transferee at a price that is at least 95% of the price set forth in the Offer Terms and upon other terms that are reasonably consistent with the Offer Terms, provided that a binding agreement with respect to such Transfer is entered into within 180 days after the expiration of such 60-day period, and that such sale is consummated within 270 days after the expiration of such 60-day period.

7.2.2 The election of an Offeree Member to purchase the Percentage Interest shall be irrevocable and binding on such Offeree Member, and the sale, purchase and transfer of (and payment for) the relevant Percentage Interests shall be completed within 120 days after delivery of the Member’s election (or after termination of such 120-day period, as the case may be).

7.2.3 Notwithstanding any other provision of this Paragraph 7.2, the closing shall not occur before such purchase and sale have received all necessary approvals, including, without limitation, approvals of any governmental authority or regulatory agency having jurisdiction.

7.2.4 In the event that the sum of the purchase offers of all Offering Members (the Offering Members making such offers being referred to herein as the “Purchasing Offeree Members”) exceeds the Offering Member’s Percentage Interests, then each Purchasing Offeree Member shall be entitled and obligated to purchase the portion of the Offering Member’s Percentage Interest constituting a fraction, the numerator of which is each Purchasing Offeree Member’s Percentage Interest in the Company and the denominator of which is the sum of all such Purchasing Offeree Members’ Percentage Interests in the Company.

7.3 Tag-Along Right.

7.3.1 In addition to the right of an Offeree Member pursuant to Paragraph 7.2, at any time on or after the date hereof, if one or more Members (herein, the “Selling Members”) propose to Transfer to other than a Permitted Transferee (in a sale consummated in a single Transfer or a series of related Transfers to a single purchaser or a group of purchasers as part of a single transaction) Percentage Interests representing 51% or more of the aggregate Percentage Interests held by all Members, then each of the Members and Economic Interest Holders other than the Selling Member or Members proposing such Transfer (collectively, the “Tag-Along Members”) shall have the right (the “Tag-Along Right”) to require the proposed purchaser to purchase from such Tag-Along Members the same proportion of such Tag-Along Member’s Percentage Interest in the Company as the proportion of the Selling Members’ Percentage Interest in the Company proposed to be Transferred bears to the Selling Members’ Percentage Interest in the Company. Any Percentage Interest purchased from a Tag-Along Member pursuant to this Paragraph 7.3 shall be paid for at a price based upon and proportional to the price offered to the Selling Member(s) for its Percentage Interest(s)), and upon the same terms and conditions as such proposed Transfer by the Selling Member(s) (the “Transfer Terms”).

7.3.2 The Selling Member(s) shall promptly notify in writing the Tag-Along Members in the event they propose to make a Transfer giving rise to the Tag-Along Right, and shall furnish the Tag-Along Members with the Transfer Terms and a copy of any written offer or agreement pertaining thereto. The Tag-Along Right may be exercised by any Tag-Along Member by delivery of a written notice to each Selling Member proposing to sell Percentage

Interests (the “Tag-Along Notice”) within ten (10) business days following its receipt of such notice from such Selling Member. The Tag-Along Notice shall state the name and address of the proposed purchaser, the amount of Percentage Interests that such Tag-Along Member proposes to include in such Transfer to the proposed purchaser and a computation of the Purchase Price applicable to such Tag-Along Member. In the event that the Selling Members shall be unable to sell the aggregate amount of Percentage Interests proposed to be sold in such transaction by the Selling Members, the Tag-Along Members that have elected to participate in such transaction pursuant to Paragraph 7.3.1 hereof pursuant to similar rights granted at the Purchase Price specified in the Tag-Along Notice, then the amount of Percentage Interests to be included in such transaction by the Selling Members and the Tag-Along Members shall be reduced ratably, in accordance with the aggregate amount of Percentage Interests held by such Persons immediately prior to such transaction, to the extent necessary to reduce the total amount of Percentage Interests to be included in such sale to the maximum number which the Selling Members can sell at such price. Whether or not any such adjustment in the amount of Percentage Interests to be sold is required to be made, the Selling Members shall give to each Tag-Along Member written notice of the amount of Percentage Interests it is permitted to sell pursuant to this Paragraph 7.3.2 (after giving effect to the provisions of this Paragraph), together with supporting calculations in reasonable detail, not less than ten (10) days prior to the date of such Transfer.

7.4 Drag-Along Right.

7.4.1 At any time on or after the date hereof (but only after an Offeree Member has declined to exercise its Right of First Offer pursuant to Paragraph 7.2 and its Tag-Along Right under Paragraph 7.3), if one or more Selling Members propose to Transfer (in a sale consummated in a single Transfer or a series of related Transfers to a single purchaser or a group of purchasers as part of a single transaction) Percentage Interests representing 51% or more of the aggregate Percentage Interests held by all Members, then the Selling Members shall have the right (the “Drag-Along Right”), but not the obligation, to cause each of the other Members and Economic Interest Holders (the “Drag-Along Members”) to tender for purchase to such purchaser(s) the Drag-Along Members’ respective Percentage Interests. Any Percentage Interest purchased from a Drag-Along Member pursuant to this Paragraph 7.4 shall be paid for at a price (the “Deemed Price”) equal to the balance of such Member(s)’ and/or Economic Interest Holder(s)’ Capital Account(s) that would result if the Company had sold all of its assets for a price equal to the “Deemed Value” (which Deemed Value shall be based upon the price offered to the Selling Member(s)), and upon the Transfer Terms; provided, however, that in no event will any Drag-Along Member be compelled to accept consideration in such transaction for his Percentage Interest other than cash or marketable securities.

7.4.2 If the Selling Member(s) elect to exercise the Drag-Along Right, then they shall so notify each of the Drag-Along Members (the “Drag-Along Notice”). Each Drag-Along Notice shall set forth the name and address of the proposed purchaser, the Deemed Value, proposed amount and form of consideration and other Transfer Terms offered by the proposed purchaser, the aggregate Percentage Interest proposed to be purchased by such purchaser, and the Deemed Price applicable to each Drag-Along Member.

7.4.3 All Transfers of Percentage Interests pursuant to the Drag-Along Right shall be effectuated within thirty (30) days after the date of the Drag Along Notice. Upon the receipt of a Drag-Along Notice, each Drag-Along Member shall be entitled and obligated to Transfer his portion of his Percentage Interest set forth therein as calculated under Paragraph 7.4.1 to the proposed purchaser on the terms and for the price set forth in Paragraph 7.4.1 above; provided, however, that neither the Selling Member(s) nor any Drag-Along Member shall consummate the sale of any Percentage Interest if the proposed purchaser does not purchase all Percentage Interests which the Members are entitled or obligated to Transfer pursuant hereto.

7.5 Further Restrictions.

7.5.1 Except as expressly provided in Paragraphs 7.2, 7.3 and 7.4, or as consented to by a Majority in Interest, any otherwise permitted Transfer shall be null and void if:

(a) such Transfer would cause a termination of the Company for U.S. federal income tax purposes;

(b) such Transfer would cause the Company to cease to be treated as a partnership for U.S. federal income tax purposes;

(c) such Transfer would cause the Company to be a “publicly traded partnership” within the meaning of Section 7704(b) of the Code;

(d) such Transfer is not, in the reasonable opinion of counsel to the Company, exempt from the registration requirements of the Securities Act; or

(e) such Transfer would cause the Company to be an “investment company” under the Investment Company Act of 1940.

7.5.2 In addition, any and all Transfers shall be permitted only if, in the reasonable opinion of counsel to the Company, such Transfer(s) (i) do not conflict with or violate any applicable statute, law, regulation, judgment, order or decree of any governmental entity, including but not limited to any court or other judicial or administrative tribunal, and (ii) do not conflict and are not inconsistent with any loan documents relating to any indebtedness of the Company.

7.6 Rights of Assignees. Notwithstanding any contrary provision in this Agreement, until such time, if any, as a transferee of any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Paragraphs 7.7 and 7.9: (i) such transferee shall be deemed to hold an Economic Interest as an Assignee, and shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member who Transferred his Membership Interest would be entitled, and (ii) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Economic Interest Holder desiring to make such an assignment.

7.7 Admissions and Withdrawals. No Person shall be admitted to the Company as a Member except in accordance with Paragraph 7.9 (in the case of transferees of a permitted

Transfer of a Membership Interest in the Company from another Person) or Paragraph 3.7 (in the case of Additional Members). Except as otherwise specifically set forth herein, no Member or Economic Interest Holder shall be entitled to retire, resign or withdraw from being a Member or Economic Interest Holder of the Company without the prior written consent of the Majority in Interest. Any purported admission or withdrawal that is not in accordance with this Agreement shall be null and void.

7.8 Payment Upon Withdrawal of Member or Economic Interest Holder. If any Member or Economic Interest Holder withdraws from the Company with the prior written consent of the Majority in Interest (as provided in Paragraph 7.7), then such Economic Interest Holder shall receive from the Company a payment equal to such Person’s Capital Account balance as adjusted as of the effective date of the written election of withdrawal (the “Termination Payment”). The Termination Payment shall be paid on such terms and at such times as determined by a Majority in Interest.

7.9 Admission of Assignees as Substitute Members.

7.9.1 Notwithstanding any other provision of this Agreement (but subject to Section 7.9.2), an Assignee shall become a Substitute Member only if and when each of the following conditions is satisfied:

(a) the assignor of the Membership Interest Transferred sends written notice to each Member requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Percentage Interest Transferred, and the effective date of the Transfer;

(b) the Members receive from the Assignee (i) such information concerning the Assignee’s financial capacities and investment experience as may reasonably be requested by the Members, and (ii) written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to a Majority in Interest; and

(c) the non-transferring Members holding a majority of the Membership Interests held by the non-transferring Members have given their written consent to the admission of such Assignee as a Substitute Member.

7.9.2 Upon the admission of any Substitute Member, Exhibit A shall be amended to reflect the name, address and Percentage Interest of such Substitute Member or such Affiliate or investor and to eliminate or adjust, if necessary, the name, address and Percentage Interest of the .predecessor of such Substitute Member.

7.10 Withdrawal of Members. If a Member has Transferred, pursuant to this Article 7, all of his Membership Interest to one or more Assignees, then such Member shall withdraw and resign from the Company effective upon such Transfer.

7.11 Conversion of Company to a Corporation. If a Majority in Interest determines that it would be in the best interest of the Members, or would materially facilitate or have a material favorable effect on the Company, to convert the Company from a limited liability company to a corporation (whether by conversion, merger or otherwise), then the Members shall, to the fullest extent permitted by law, effectuate such conversion. At such time, the Capital Accounts of the Members and Economic Interest Holders shall be adjusted as if the Company were liquidated pursuant to Article 8. As a condition to any such conversion, the resulting corporation shall, to the fullest extent permitted by law, enter into an agreement with the parties hereto granting them the rights (and imposing the obligations) set forth in Paragraphs 7.12 through 7.19. Shares of stock issued to Members and Economic Interest Holders in such corporation upon conversion shall be considered “Registrable Securities.”

7.12 Securities Registration.

7.12.1 If the Company at any time proposes to convert to a corporation pursuant to Paragraph 7.11 and to register under the Securities Act any Registrable Securities, whether or not for sale for its own account, on a form and in a manner which would permit registration of any Registrable Securities held by the Members or Economic Interest Holders for sale to the public under the Securities Act, the Company shall give written notice of the proposed registration to each Member or Economic Interest Holder not later than thirty (30) days prior to the filing thereof. Each Member or Economic Interest Holder shall have the right to request that all or any part of his Registrable Securities be included in such registration by giving written notice to the Company within twenty (20) days after the giving of such notice by the Company which notice shall state that such Member or Economic Interest Holder is requesting to be included in such registration pursuant to its rights under this Paragraph 7.12 (any Member or Economic Interest Holder giving the Company such a notice being hereinafter referred to in this Paragraph 7.12 as a “Registering Member”); provided, however, that (i) if the registration is an underwritten registration on behalf of the Company and the managing underwriters of such offering determine in good faith and confirm in writing that the sum of the securities of the Company plus all Securities of the Company to be registered by all Registering Members plus the securities that the Company proposes to sell pursuant to such registration statement exceeds the maximum amount of securities that can be marketed at a price reasonably related to the then current market value of such securities without materially and adversely affecting such offering, the Company will include in such registration, in the following order of priority:

first, the securities which the Company proposes to issue and sell in such sale for its own account; and,

second, the securities of the Registering Members requested to be sold hereunder, pro rata among such holders on the basis of the aggregate amount of securities requested to be so registered by such holders in accordance with the terms of this Agreement (it being further agreed and understood, however, that such underwriters shall have the right to eliminate entirely the participation in such registration of all Registering Members).

Registrable Securities proposed to be registered and sold pursuant to an underwritten offering for the account of any Registering Member shall be sold to the prospective underwriters selected or approved by the Company, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company and the prospective underwriters. The Company may withdraw any registration statement at any time before it becomes effective, or postpone the offering of securities, without obligations or liability to any Member or Economic Interest Holder.

7.12.2 Neither the Company nor any Member or Economic Interest Holder shall sell or offer to sell any Percentage Interest in the Company by means of a public offering or public solicitation until after registration under the Securities Act.

7.13 Registration Procedures.

With respect to any registration pursuant to Paragraph 7.12 (a “Registration”), the Company will, as expeditiously as practicable:

(a) prepare and file with the Securities and Exchange Commission (the “Commission”) within 60 days (or 120 days in the case of the Company’s initial public offering) after mailing the applicable notice, a registration statement or registration statements (the “Registration Statement”) relating to the applicable Registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof; provided that the Company will include in any Registration Statement on a form other than Form S-1 all information that the holders of the Registrable Securities so to be registered shall reasonably request and shall include all financial statements required by the Commission to be filed therewith, cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. (“NASD”), and use its reasonable best efforts to cause such Registration Statement to become effective; provided further, that before filing a Registration Statement or prospectus related thereto (a “Prospectus”) or any amendments or supplements thereto, the Company will furnish to the holders of the Registrable Securities covered by such Registration Statement and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such holders and underwriters and their respective counsel, and the Company will not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto to which the holders of a majority of the Registrable Securities covered by such Registration Statement or the underwriters, if any, shall reasonably object;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep each Registration Statement continuously effective for at least six (6) months, or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; cause each Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

the Company shall not be deemed to have used its reasonable best efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in selling holders of the Registrable Securities covered thereby not being able to sell such Registrable Securities during that period unless such action is required under applicable law, provided that the foregoing shall not apply to actions taken by the Company in good faith and for valid business reasons, including without limitation the acquisition or divestiture of assets, so long as the Company promptly thereafter complies with the requirements of Paragraph 7.12.1, if applicable;

(c) notify the selling holders of Registrable Securities and the managing underwriter or underwriters, if any, promptly, and (if requested by any such person or entity) confirm such advice in writing, (i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations and warranties of the Company contemplated by subsection (n) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vi) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein not materially misleading;

(d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

(e) if requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment promptly following notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(f) furnish to each selling holder of Registrable Securities and each managing underwriter without charge, at least one signed copy of the Registration Statement and any amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(g) deliver to each selling holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such selling holder of Registrable Securities and underwriters may reasonably request; the Company consents to the use in accordance with applicable law of each Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto;

(h) prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions as any seller or underwriter reasonably requests in writing, considering the amount of Registrable Securities proposed to be sold in each such jurisdiction, and do any and all other acts or things necessary or reasonably advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(i) cooperate in all respects with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;

(j) use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(k) upon the occurrence of any event contemplated by Paragraph 7.13(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(l) if requested by the holders of a majority of such Registrable Securities or the managing underwriters, if any, use its best efforts to cause all Registrable Securities covered by any Registration Statement to be listed on a recognized securities exchange or be authorized for trading on the NASDAQ National Market System, if no securities issued by the Company are then listed or so authorized, cause all Registrable Securities covered by any Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed, or cause such Registrable Securities to be authorized for trading on the NASDAQ National Market System if any similar securities issued by the Company are then so authorized;

(m) provide a CUSIP number for all Registrable Securities, not later than the effective date of the applicable Registration Statement;

(n) enter into such agreements (including an underwriting agreement) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registration is an underwritten Registration, (i) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings; (ii) use its best efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the holders of a majority of the Registrable Securities being sold) addressed to each selling holder and the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such holders and underwriters; (iii) use its best efforts to obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the selling holders of Registrable Securities and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters by underwriters in connection with primary underwritten offerings; (iv) if an underwriting agreement is entered into, the same shall set forth in full the indemnification provisions and procedures set forth in Paragraph 7.16 with respect to all parties to be indemnified pursuant to said paragraph; and (v) shall deliver such documents and certificates as may be requested by the holders of a majority of the Registrable Securities being sold and the managing underwriters, if any, to evidence compliance with

Paragraph 7.13(c)(vi) and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder;

(o) make available (at reasonable times and places) for inspection by a representative of the holders of a majority of the Registrable Securities, any underwriter participating in any disposition pursuant to such Registration, and any attorney or accountant retained by the sellers or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless disclosure of such records, information or documents is required by court or administrative order or any regulatory body having jurisdiction;

(p) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of any twelve (12) month period (or ninety (90) days, if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm or best efforts underwritten offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve (12)-month periods;

(q) promptly prior to the filing, but in any event at least ten (10) days prior to such filing, of any document that is to be incorporated by reference into any Registration Statement or Prospectus (after initial filing of the Registration Statement), provide copies of such document to counsel to the selling holders of Registrable Securities and to the managing underwriters, if any, make the Company’s representatives available for discussion of such document and make such changes in such document prior to the filing thereof as counsel for such selling holders or underwriters may reasonably request; and

(r) cause the members of senior management of the Company to meet with prospective purchasers of Registrable Securities at such times and places as the underwriters or the holders of Registrable Securities shall reasonably request (but which may involve national and international travel) for the purpose of answering any questions such prospective purchasers may have regarding the Registrable Securities, the Company or the Registration.

Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Paragraph 7.13(c)(vi), such holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such holder’s receipt of copies of the supplemented or amended Prospectus as contemplated by Paragraph 7.13(k), or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time periods referred to in Paragraph 7.13(b) shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Paragraph 7.13(k) or the Advice.

7.14 Restrictions on Public Sale.

7.14.1 Public Sale by Holders of Registrable Securities. To the extent not inconsistent with applicable law, each Registering Member, if requested by the managing underwriter or underwriters for any such Registration, agrees not to effect any public sale or distribution of Registrable Securities, including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the ninety (90)-day period (or such shorter period as may be agreed to by such underwriter or underwriters) beginning on the effective date of the applicable Registration Statement (except as part of such Registration).

7.14.2 Public Sale by the Company and Others. If requested by the managing underwriter or underwriters for any underwritten Registration, (i) the Company will not effect any public or private sale or distribution of Registrable Securities, or other debt or equity securities, during the one hundred twenty (120)-day period beginning on the effective date of such Registration; and (ii) the Company will cause each holder of Registrable Securities purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution of any such securities during such period described in clause (i) above (except as part of such Registration, if otherwise permitted).

7.15 Registration Expenses.

7.15.1 All expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company, including, without limitation, all registration and filing fees, the fees and expenses of the counsel and accountants for the Company (including the expenses of any “cold comfort” letters and special audits required by or incident to the performance of such persons), all other costs and expenses of the Company incident to the preparation, printing and filing under the Securities Act of the Registration Statement (and all amendments and supplements thereto) and furnishing copies thereof and of the Prospectus included therein, the costs and expenses incurred by the Company in connection with the qualification of the Registrable Securities under the state securities or “blue sky” laws of various jurisdictions, the costs and expenses associated with filings required to be made with the NASD

(including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of the NASD), the costs and expenses of listing the Registrable Securities for trading on a national securities exchange or authorizing them for trading on the NASDAQ National Market System and all other costs and expenses incurred by the Company in connection with any Registration hereunder; provided that, except as otherwise provided in Paragraph 7.17.2 below, each holder of Registrable Securities shall bear the costs and expenses of any underwriters’ discounts or commissions, brokerage fees or transfer taxes relating to the Registrable Securities sold by such holder of Registrable Securities and the fees and expenses of any counsel, accountants or other representative retained by such holder of Registrable Securities.

7.15.2 Notwithstanding the foregoing, in connection with each Registration hereunder, the Company will reimburse the holders of Registrable Securities being registered in any Registration hereunder for (i) the fees and disbursements of not more than one counsel (not including underwriters’ counsel), which counsel shall be chosen by the holders of a majority of all Registrable Securities to be included therein, and (ii) the out-of-pocket expenses (including travel costs) of the holders of Registrable Securities in connection with such Registration. Each holder of Registrable Securities shall be responsible for any underwriters’ discounts or commissions, brokerage fees and transfer taxes applicable to such holder’s Registrable Securities sold in connection with any Registration.

7.16 Indemnification.

7.16.1 Indemnification by the Company . The Company agrees to indemnify, to the full extent permitted by law, each Member, Additional Member, Economic Interest Holder and Additional Economic Interest Holder, their officers, directors, members and agents and each person who controls such Member or Economic Interest Holder (within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of a Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information with respect to such Member or Economic Interest Holder furnished in writing to the Company by such Member or Economic Interest Holder or his representative expressly for use therein. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each person who controls such persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities; provided, however, that if pursuant to an underwritten public offering of Registrable Securities, the Company and any underwriters enter into an underwriting or purchase agreement relating to such offering that contains provisions relating to indemnification and contribution between the Company and such underwriters, such provisions shall be deemed to govern indemnification and contribution as between the Company and such underwriters.

7.16.2 Indemnification by Holders of Registrable Securities. In connection with any Registration in which a Registering Member is participating, each such Member will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and agrees to indemnify, to the full extent permitted by law, (1) the Company, the directors and officers of the Company signing the Registration Statement and each person who controls the Company (within the meaning of the Securities Act and the Exchange Act) and (ii) any other Registering Member participating in such Registration (and its officers, directors and agents, and each person who controls such Registering Member within the meaning of the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the Registration Statement or Prospectus or preliminary Prospectus (in the case of the Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information with respect to such Registering Member so furnished in writing by such Registering Member or his representative specifically for inclusion therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information with respect to such persons or entities so furnished in writing by such persons or entities or their representatives specifically for inclusion in any Prospectus or Registration Statement.

7.16.3 Conduct of Indemnification Proceedings. Any person or entity entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party after the receipt by the indemnified party of a written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party will claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Paragraphs 7.16.1 and 7.16.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying Party will consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

7.16.4 Contribution. If for any reason the indemnification provided for in the preceding Paragraphs 7.16.1, 7.16.2, 7.16.3 and this Paragraph 7.16.4 is unavailable to an indemnified party as contemplated therein, then the indemnifying party in lieu of indemnification shall contribute to the amount .paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that no Registering Member shall be required to contribute in an amount greater than the difference between the net proceeds received by such Registering Member with respect to the sale of any Registrable Securities and all amounts already contributed by such Member with respect to such claims, including amounts paid for any legal or other fees or expenses incurred by such Member.

7.17 Rule 144. The Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities of the Company, it will file in a timely manner all reports required to be filed by it pursuant to the Securities Act and the Exchange Act and will take such further action as any holder of Registrable Securities may reasonably request in order that such holder may effect sales of Registrable Securities pursuant to Rule 144. At any reasonable time and upon request of any Registering Member, the Company will furnish such Registering Member and others with such information as may be necessary to enable such Persons to effect sales of Registrable Securities pursuant to Rule 144 under the Securities Act and will deliver to such Persons a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to .do so pursuant to the Exchange Act and the rules and regulations thereunder.

7.18 Participation in Underwritten Registration. No Registering Member may participate in any underwritten Registration hereunder unless such Registering Member (i) agrees to sell his Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to select the underwriter pursuant to Paragraph 7.12.1 above, and (ii) accurately completes in a timely manner and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

7.19 Other Registration Rights. Except as provided herein, the Company will not grant to any Person (including the Members and Economic Interest Holders) any registration rights with respect to the Registrable Securities other than registration rights that are not inconsistent with the terms of this Article 7. To the extent that after the date hereof the Company grants to any Person registration rights with respect to any securities of the Company having provisions more favorable to the holders thereof than the provisions contained in this Agreement, the Company will confer comparable rights to the holders of Registrable Securities under this Agreement.

7.20 Transfers between Members. Any Member may Transfer all or a portion of his Percentage Interest to another Member on such terms and conditions as the transferring Member may, in his sole discretion determine. The Company shall be given written

Notice of any Transfer between Members within seven (7) days of the date of such Transfer by the Member to whom the Percentage Interest was Transferred. In the event that any other provision of the Agreement conflicts with this Paragraph 7.20, this Paragraph 7.20 shall control.

8. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

8.1 Limitations. The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 8, and the parties to this Agreement do hereby irrevocably waive, to the fullest extent permitted by law, any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets. The bankruptcy of a Member (as defined in Sections 18-101 and 18-304 of the Act) will not cause the Company to be dissolved and its affairs wound up, and upon the occurrence of such an event, the business of the Company shall be continued without dissolution. The Members waive any rights that they may have under Section 18-801(b) of the Act to agree in writing to dissolve the Company upon the occurrence of an event that causes a Member to cease to be a member of the Company.

8.2 Exclusive Causes. The following and only the following events shall cause the Company to be dissolved and its affairs wound up:

(a) the occurrence of a Terminating Capital Transaction;

(b) the written consent of the Majority in Interest to dissolve the Company;

(c) at any time there are no Members unless the business of the Company is continued without dissolution in a manner permitted by the Act; or

(d) judicial dissolution.

8.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Paragraph 8.5 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members and Economic Interest Holders, as such, shall continue to be governed by this Agreement.

8.4 No Capital Contribution Upon Dissolution. Each Member and Economic Interest Holder shall look solely to the assets of the Company for all distributions with respect to the Company, his Capital Contribution thereto, his Capital Account and his share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or Economic Interest Holder. Accordingly, if any Member or Economic Interest Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member or Economic Interest Holder shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

8.5 Liquidation.

8.5.1 Upon dissolution of the Company, the Members shall liquidate the Company Assets, and after allocating (pursuant to Article 5 of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

(a) First, to the satisfaction of the obligations of the Company (whether by payment or by the making of reasonable provision for payment thereof), to the expenses of liquidation, and to the setting up of any Reserves for contingent, conditional and unmatured liabilities which the Management Board may consider necessary;

(b) Second, to the Members and Economic Interest Holders in proportion to and to the extent of the positive balances in the Members’ and Economic Interest Holders’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs (other than those made as a result of the distributions set forth in this Paragraph 8.5.1(b) of this Agreement), by the end of the taxable year in which such liquidation occurs or, if later, within ninety (90) days after the date of the liquidation; and

(c) Thereafter, to the Members and Economic Interest Holders in accordance with their Percentage Interests.

8.5.2 Notwithstanding Paragraph 8.5.1 of this Agreement, in the event that a Majority in Interest determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members and Economic Interest Holders, in order to avoid such loss to the extent not then prohibited by the Act, the Members may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company’s debts and obligations, or distribute the Company Assets pro rata to the Members and Economic Interest Holders in kind.

9. MISCELLANEOUS

9.1 Amendments.

9.1.1 Each Substitute Member shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement and such other instruments, in such manner, as the Members shall determine. By so signing, each Substitute Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2 Amendments to this Agreement may be made only with the consent of a Majority in Interest; provided that, under no circumstances shall a Majority in Interest amend this Agreement in such a way that would adversely affect a Member’s or Economic Interest Holder’s right to receive allocations and distributions earned or accrued hereunder without such Member’s or Economic Interest Holder’s prior written consent.

9.1.3 In making any amendments, there shall be prepared and filed by, or for, the Members and Economic Interest Holders such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

9.2 Investment Representations and Warranties. Each Member and Economic Interest Holder hereby represents, warrants, covenants, and acknowledges that he is acquiring his Percentage Interest for his own account and not for the account of any other Person. Each Member and Economic Interest Holder is acquiring his Percentage Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof except in compliance with applicable laws regulating securities.

9.3 Representations of Each Member and Economic Interest Holder. Each of the Members and Economic Interest Holders hereby makes the following representations and warranties to, and agreements with, the other Members and Economic Interest Holders and the Company as of the effective date of this Agreement:

9.3.1 Such Member or Economic Interest Holder has full power and authority to execute and deliver this Agreement, and any exhibits hereto, and to carry out his obligations hereunder in accordance with the terms and provisions hereof. This Agreement constitutes the valid and legally binding obligation of such Member or Economic Interest Holder, enforceable against such Member or Economic Interest Holder in accordance with its terms, except as enforceability may be affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by federal or state securities laws.

9.3.2 The execution, delivery and performance by such Member or Economic Interest Holder of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its respective Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) any applicable law, rule or regulation; or (iii) any order, writ, judgment or decree having applicability to such Member or Economic Interest Holder.

9.3.3 All material consents, licenses, approvals and authorizations, if any, and all filings and registrations required from any governmental body, authority, bureau or agency for or on the part of any such Member or Economic Interest Holder or any of their respective Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of or services rendered to the Company have been obtained prior to the date of this Agreement.

9.3.4 Such Member is not a party to any agreement, and has not agreed with any other Member, to vote in any manner with respect to any matter upon which the Members may vote and has not granted a proxy or created a voting trust for a similar purpose.

9.4 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Tax Matters Partner. The fiscal year of the Company shall end on December 31 of each year, or on such other date permitted under the Code as the Management Board shall determine.

9.5 Meetings.

9.5.1 The Company shall hold annual meetings unless the Management Board waives the obligation to hold such meetings. In addition and at any time, a Majority in Interest may call meetings of the Members. Written notice of any and all such meetings shall be given to all Members not less than one (1) nor more than forty-five (45) days prior to the date of such meeting. Presence at any meeting without objection shall constitute waiver of any required notice.

9.5.2 Each Member may authorize any other Person by proxy (whether or not such other Person is a Member) to act for him or on his behalf on all matters in which the Member is entitled to participate at such meetings. Each such proxy must be signed by the Member. All other provisions governing, or otherwise relating to, the holding of meetings of the Members, shall from time to time be established by a Majority in Interest. Meetings may be held by conference call; provided that all participating Members may hear and be heard by each other Member. Notwithstanding the foregoing, votes of the Members required in this Agreement need not be taken at or pursuant to a meeting of the Members, unless expressly stated otherwise, but rather may be taken by the written consent, without notice, of those Members with aggregate Percentage Interests necessary to authorize such action.

9.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

9.7 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile or by national recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed to a party hereto to the address of such party set forth below its signature hereto or to such other addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.7.

9.8 Tax Matters.

9.8.1 A Majority in Interest shall designate the “Tax Matters Partner” (as defined in Code Section 6231) to oversee or handle matters relating to the taxation of the Company. The tax Matters Partner shall be Silver Knot, which shall continue as Tax Matters Partner unless and until replaced by a Majority in Interest.

9.8.2 The Member designated as Tax Matters Partner, subject to the consent of a Majority in Interest, may make all elections for federal income and all other tax purposes (including, without limitation, pursuant to Section 754 of the Code) except as expressly provided otherwise in this Agreement.

9.9 Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

9.10 Dispute Resolution.

9.10.1 Except as otherwise provided in this agreement, any controversy or dispute arising out of or relating to this Agreement shall be settled solely and exclusively by arbitration. The parties hereto expressly waive their rights to (i) bring any such controversy or dispute in a court of law and (ii) seek, demand or be awarded any punitive or exemplary damages in connection with any such arbitration.

9.10.2 Arbitration shall be conducted by three (3) arbitrators, one (1) to be selected by each of the parties and the third to be designated by the two (2) arbitrators so selected. In the event of their failure to agree on the third arbitrator, selection shall be made by the American Arbitration Association in Washington, D.C. where, to the fullest extent permitted by law, the arbitration shall take place.

9.10.3 The arbitrators shall, to the fullest extent permitted by law, follow the commercial arbitration rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the federal rules of evidence applicable to a federal district court sitting in Washington, D.C.; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; shall conduct a pre-arbitration hearing and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

9.10.4 The arbitrators shall complete their proceedings and render their written decision (inclusive of findings of fact and findings of law) within forty (40) days after the submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural and time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party.

9.10.5 The majority decision of the arbitrators shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties, and accordingly the parties shall promptly comply with the terms of such decision, and, to the fullest extent permitted by law, a judgment by a court of competent jurisdiction (which shall be deemed to include any state or federal court sitting in Washington, D.C. or the State of Delaware) may be entered in accordance therewith.

9.10.6 If any party is successful (the “Successful Party”) in any proceeding against any other party or parties, as the case may be (the “Unsuccessful Party”), relating to this Agreement, the Successful Party shall be entitled to receive from the Unsuccessful Party reimbursement of all expenses (including but not limited to attorneys’ fees) reasonably incurred by the Successful Party in connection with such proceeding. The fees and expenses of the arbitrators in connection with the resolution of disputes pursuant hereto shall be borne by the party who does not prevail in the arbitration.

9.11 Construction. This Agreement shall be construed as if all parties prepared this Agreement. Unless the express provisions of this Agreement or the context clearly otherwise requires, all references to “Members” shall include “Additional Members,” and all references to “Economic Interest Holders” shall include “Additional Economic Interest Holders.”

9.12 Captions; Pronouns. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

9.13 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, Economic Interest Holders, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

9.14 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

9.15 Confidentiality. For the purposes of this Paragraph 9.15, “Confidential Information” means information delivered to any Member or Economic Interest Holder by or on behalf of the Company pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Person as being confidential information of the Company, or identified in writing as such promptly after it is received or communicated to such Person as being confidential information of the Company (it being understood that the provisions of this Paragraph 9.15 shall only apply after such written identification), provided that such term does not include information that

(a) was publicly known or otherwise known to such Person prior to the time of such disclosure;

(b) subsequently becomes publicly known through no act or omission by such Person or any Person acting on such Person’s behalf; or

(c) otherwise becomes known to such Person other than through disclosure by the Company or a source known by such Person to be subject to a prohibition against transmitting such information.

Each Member and Economic Interest Holder will maintain the confidentiality of such Confidential Information in accordance with reasonable procedures adopted by such Person in good faith to protect confidential information of third parties delivered to such Person, provided that such Person may deliver or disclose Confidential Information to:

(i) such Person’s directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Person’s Percentage Interest) who are, or agree to be, bound by the terms of this Paragraph 9.15;

(ii) such Person’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Paragraph 9.15;

(iii) any other holder of a Percentage Interest;

(iv) any Person from which such first Person offers to purchase any Percentage Interest in the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Paragraph 9.15);

(v) any federal or state regulatory authority having jurisdiction over such Person;

(vi) any other Person to which such delivery or disclosure may be necessary or appropriate

(A) to effect compliance with any law, rule, regulation or order applicable to such Person,

(B) in response to any subpoena or other legal process, or

(C) in connection with any litigation to which such Person is a party.

In addition to any other remedies that may be available to the Company, upon any breach of this Paragraph 9.15 by any holder of a Percentage Interest, the Company may seek an order for the specific performance of the provisions of this Paragraph 9.15 by such holder.

9.16 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MEMBERS:

Silver Knot, LLC

By:	/s/ David D’Addario David D’Addario Managing Partner

EXHIBIT A

CAPITAL ACCOUNTS OF MEMBERS

AND PERCENTAGE INTERESTS OF MEMBERS

PERCENTAGE INTERESTS OF

ECONOMIC INTEREST HOLDERS

Name	Initial Capital	Percentage
	Contribution	Interest

GRAND TOTAL	100.00%

Exhibit A-1

EXHIBIT B

MANAGEMENT BOARD MEMBERS

Exhibit B-1